Exhibit 10.2

SALES, SERVICE AND SUPPORT REPRESENTATIVE AGREEMENT

This Representative Agreement (the “Agreement”) is entered into as of the 1st of January, 2008 (the "Effective Date") by and between Kornit Digital Ltd., a company incorporated under the laws of Israel having its principal place of business at 5 David Navon St, POB 8406, Magshimim Israel ("Kornit") and Hirsch International Corp., a company incorporated under the laws of the state of Delaware, having its principal place of 50 Engineers Rd. Hauppauge, NY 11788, USA (“Representative”).

WHEREAS, Kornit has develops and/or manufactures the Products (as defined below); and

WHEREAS, Kornit wishes to sell the Products non-exclusively through the Representative and provide related services in the Territory exclusively through the Representative in accordance with the terms and conditions hereof; and

WHEREAS, Representative declares and represents that he has the requisite knowledge, know-how, connections and expertise necessary in order to market and distribute the Products in the Territory and provide the related support and service in accordance with the Kornit’s Standards (as defined below).

NOW THEREFORE, in consideration of the promises and the mutual covenants herein contained, the parties hereto agree as follows.

1. DEFINITIONS

1.1 “Intellectual Property Rights” means any proprietary information of Kornit, including any ideas, whether or not patentable, inventions, discoveries, processes, works of authorship, marks, names, know-how, industrial designs and any and all rights in such materials on a worldwide basis, including any rights in patents, inventor's certificates, utility models, copyrights, moral rights, trade secrets, mask works, trade names and marks and other analogous rights and any updated, modification, improvements, combinations, enhancements and alterations thereto.

1.2 "Kornit Products" means the Machines, ink and other digital printer consumables, accessories (non –consumables) and upgrade kits specified on Schedule A, as may be updated by Kornit at its sole discretion from time to time.

1.3 “Kornit’s Standards” means the service and support requirements for the Products attached hereto as Schedule B, as may be amended from time to time by Kornit at its sole discretion by delivering to the Representative 6 month (180) day prior notice.

1.4 “Machine(s)” means the Kornit 931 digital printer and Kornit 932 digital printer and any future models or machines of Kornit as shall be determined by Kornit in its sole discretion.

1.5 “Minimum Sales Requirement” means the sales requirements set forth in Schedule C.

1.6 "Net Receipts" means Kornit’s price for Products the payments for which were actually received by Kornit less any special set-offs, allowances, discounts, concessions, rebates and credits (for returns or otherwise), all of which may be granted by Kornit to Customers in Kornit’s sole discretion.

1.7 "Price List" means Kornit's price list for the Products attached hereto as Schedule D, as may be updated by Kornit from time to time at its sole discretion. Kornit shall provide Representative a sixty (60) day prior notice of any such update.

1.8 “Territory” means the territory specified in Schedule E.

2. APPOINTMENT; OWNERSHIP.

For the term of this Agreement and subject to the terms and conditions herein, Kornit hereby appoints Representative as: (i) its non-exclusive sales representative in the Territory and authorizes Representative to advertise and market and provide Product orders to Kornit and, subject to Kornit’s explicit written authorization in advance on a case by case basis, solicit orders for the sale of Products outside the Territory; and (ii) its exclusive service and support representative for Products situated and maintained within the Territory, whether or not the

[***] The portions of this document marked with three asterisks represent confidential portions omitted and filed separately with the Securities and Exchange Commission.

sale of such Product was procured by Representative. This appointment is personal to Representative and may not be assigned or transferred in any way, in whole or in part, nor may Representative appoint sub-representatives, except with the advance written permission of Kornit.

3. TERM; RENEWAL

The term of this Agreement will commence on the Effective Date and will continue for a period of one (1) year (“Initial Term”). Subject to Section 7 below and unless either party notifies that other party at least ninety (90) days in advance otherwise, after the expiration of the Initial Period and any renewal period, as the case may be, this Agreement shall be automatically renewed for additional periods of one (1) year each (each, a “Renewal Term”).

4. REPRESENTATIVE’S DUTIES AND GENERAL RESPONSIBILITIES

4.1 Representative will:

(i) exert best efforts to seek out and identify prospective customers, otherwise promote and obtain orders for the Products in the Territory and promptly and thoroughly follow up inquiries, leads and correspondence furnished to Representative by Kornit. Representative will achieve the Minimum Sales Requirement;

(ii) participate, present and display the Products, at the expense of Representative, each year in at least one exhibition in the Territory, if there is such an exhibition in the Territory in the field of textile or printing in such year. At Kornit request, the Products shall be also displayed in an international exhibition in the Territory in the field of textile or printing. If the Products shall be also displayed in an international exhibition outside the Territory, the costs related to the display of the Products in such exhibition shall be borne by both parties as shall be agreed between the parties on a case by case basis; each participation in an exhibition shall be coordinated with Kornit in advance.

(iii) Initiate and conduct promotional campaigns including without limitation advertising campaigns, and prepare and distribute catalogs and manuals in the English language, all of which shall be approved in advance by Kornit. The costs associated with such activities will be borne exclusively by Representative. All promotional materials used by Representative will, unless Kornit otherwise directs, contain the name of Kornit.

(iv) during the warranty period (“Warranty Period”) provided by Kornit to its Customers to whom Products were sold (“Customers”), Representative shall provide all Customers of Kornit in the Territory with service and support for the Products, whether or not the sale of such Products was procured by Representative or not, in a timely and professional manner in accordance with Kornit’s Standard (SCHEDULE B).

(v) at the election of each of Kornit’s Customers in the Territory, enter into a written post warranty service support agreement for the Products, the terms of which shall be approved in advance by Kornit, directly with the Customer, whether or not the sale of such Products was procured by Representative or not, for a period of one (1) year as may be extended for additional periods of one (1) year each at the discretion of the applicable Customer. The fees to be charged by Representative under such agreement shall not exceed [***]% of the price actually paid for the Machine(s) acquired by the relevant Customer. All the costs related to the provision of such service and support shall be borne by Representative.

(vi) provide to Kornit semi-annually written reports on all of its marketing activities hereunder, including information regarding malfunctions, support and visits on Customers’ sites, log for each Machine supported and serviced in the Territory, including any support and service provided in connection with such Machine, information relating to any products or services in the Territory competing with the Products to which the Representative is aware of and all other information which is likely to be of interest to Kornit in connection with the Products or the marketing of the Products in the Territory, including any information which may be reasonably requested by Kornit from time to time.

(vii) at least sixty (60) days prior to the end of any calendar year during the term hereof, provide Kornit with a written annual marketing plan which will describe in reasonable detail Representative's plans for the marketing, promotion and service of the Products in the Territory for the following year, including the personnel designated to perform the objectives of such annual marketing plan;

(viii) obtain, at Representative’s cost and with Kornit’s reasonable assistance (which will be provided upon request), all necessary governmental approvals, licenses, permits and consents in connection with the Representative’s obligations hereunder.

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4.2 Minimum Sales Requirement. Representative shall comply with the Minimum Sales Requirements set forth in Schedule C.

5. KORNIT’S DUTIES

5.1 Training. Kornit shall provide the Representative with training for its technical personnel in accordance with Kornit`s standards set forth in Schedule B. Training shall be conducted at Kornit’s premises in Israel. The costs of the actual training (i.e., cost of trainers and cost of training location) shall be borne by Kornit. The cost of travel, accommodations and other expenses related to the training shall be borne by Representative.

5.2 Delivery on Time. Kornit shall deliver the Products in accordance with the time schedules specified in orders confirmed by Kornit.

5.3 Assistance. Without derogating from Representative’s obligations herein, Kornit shall use its best efforts to assist Representative in the preparation of marketing and exhibition materials. Furthermore, Kornit shall provide Representative with prompt responses to any reasonable written query forwarded by Representative in connection with the Products.

6. COMMISSIONS; ORDERS

6.1 Sales Commission. Representative will be entitled to a commission in the amount set forth on Schedule A for the sale of Machines during the Term, provided that such sale (i.e. the execution of a definitive binding document between the Customer and Kornit for the sale of a Machine) is the result of Representative's direct efforts and assistance and substantive introduction of the Products to the specific Customer (i.e., meaningful and not merely formal or initial introduction along with active follow up, contact and liaison, including public relation) (the “Sales Commission”). If Kornit is not paid by the Customer, for any reason, then no Sales Commission is due to Representative.

6.2 Service and Support Commission. In consideration for servicing and supporting Kornit’s Customers in the Territory in accordance with Kornit’s Standards during the Warranty Period to be granted by Kornit to its Customers upon acquiring a Machine, the Representative will be entitled to a commission in the amount set forth on Schedule A (“Service and Support Commission”). Representative shall not be entitled, with respect to a Customer, to any payment for support and service after the expiration of such Customer’s Warranty Period.

6.3 Commissions Payment. Payment of the Sales Commission or the Service and Support Commission will be made as set forth in Schedule A.

6.4 Orders and Quotations. Representative will not provide any type of quotation that is not in accordance with Kornit’s then official Price List, to a Customer without prior written authorization from Kornit. All orders for Products will be subject to acceptance by Kornit in writing and to such terms and conditions as may be agreed between Kornit and the Customer. Kornit reserves the right, in its sole and absolute discretion, to reject any order, decline to negotiate with any prospective Customer or impose additional or different terms and conditions with respect to any proposed sale. Kornit will not incur any liability to Representative by reason of such rejection, failure to negotiate or imposition of additional or different terms and conditions. Representative will have no right or claim against Kornit, for Commission or otherwise, by reason of Kornit’s failure to complete a sale or otherwise perform pursuant to the terms of an order. The Commissions provided for under this Section 6 will constitute the total and exclusive compensation payable by Kornit to Representative hereunder.

7. TERMINATION; NON-EXCLUSVE REMEDY; SURVIVAL; NO TERMINATION LIABILITY AND EFFECT OF TERMINATION

Termination. Each party will have the right to terminate this Agreement at any time if: (i) the other party breaches any material term of this Agreement and fails to cure such breach within thirty (30) days after written notice thereof, or (ii) if the other party is or becomes insolvent, or a party to any bankruptcy or receivership proceeding or any similar action affecting the financial condition of the party, or seeks to make a compromise, arrangement or assignment for the benefit of its creditors, or ceases doing business in the normal course for a period of at least sixty (60) days. Kornit may also terminate this Agreement immediately without notice or not renew this Agreement upon expiration of the Initial Period if Representative (i) has not met its Minimum Sales Requirements, (ii) does not meet Kornit’s Standards, (iii) the parties do not agree on the Minimum Sales Requirement for the following Renewal Term, (iv) Representative breaches its undertaking under Section 9.3, and particularly sale consumables and spare parts and accessories for the Machines which were not provided to it by Kornit, and (v) Representative fails to

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submit to Kornit on time or to comply with its annual marketing plan for the Products. (vi) The parties do not agree on the quality of service that is provided by representative as defined in Kornit standards (SCHEDULE B).

7.1 Non-Exclusive Remedy. Termination of this Agreement by either party will be a nonexclusive remedy for breach and will be without prejudice to any other right or remedy of such party.

7.2 Survival. The rights and obligations of the parties contained in Sections 7, 8, 9, 10, 11, 12 and 13 will survive the termination of this Agreement.

7.3 No Termination Liability. Each party understands that the rights of termination hereunder are absolute. Neither party will incur any liability or compensation obligation whatsoever for any damage (including, without limitation, damage to or loss of goodwill or investment), loss or expenses of any kind suffered or incurred by the other (or for any compensation to the other) arising from or incident to any termination of this Agreement by such party that complies with the terms of the Agreement whether or not such party is aware of any such damage, loss or expenses.

Effect of Termination. Upon the expiration or earlier termination of this Agreement, Representative will, within ten (10) days after such expiration or termination (i) advise Kornit by notice of all existing indications of interest by, and discussions with, potential Customers for Products, and (ii) provide Kornit or any third party designated by it for such purpose, a detailed list specifying any service and support activities that were in process upon the expiration or termination of this Agreement, the status of any such activity and the status of payments due in connection with any service and support agreement. Upon the expiration or earlier termination of this Agreement, Representative will also (i) immediately discontinue any use of the name, logotype, trademarks or slogans of Kornit and the trade names of any of the Products; (ii) immediately discontinue all representations or statements from which it might be inferred that any relationship exists between Kornit and Representative, and (iii) will cease to promote, solicit orders for or procure orders for Products (but will not act in any way to damage the reputation of Kornit or any Product). In the case of an existing inventory of equipment, the Representative will have up to Six (6) months in which to sell any inventory currently in the possession of the Representative. The sale of this equipment will be in accoradnace with the commission rates as described in Schedule A. With the commission being the limited to the Sales Commission only. In addition, Representative will immediately return to Kornit at Representative’s expense, all catalogues and literature of Kornit then in Representative’s possession.

8. CONFIDENTIALITY

8.1 Definition. "Confidential Information" means: (i) the Products and all Intellectual Property Right therein; (ii) the terms and conditions of this Agreement; and (iii) any and all information and know-how of a private, secret or confidential nature, in whatever form, that relates to the business, financial condition, products or technical information of Kornit and Representative, their affiliates, customers, potential customers, suppliers or potential suppliers, provided or disclosed to the receiving party or which becomes known to the receiving party, whether or not marked or otherwise designated as "confidential", "proprietary" or with any other legend indicating its proprietary nature. Notwithstanding any failure to so identify disclosed information as Confidential Information, (a) information pertaining to the software Product and documentation including without limitation, the development status of the Product, the functionality of the Product, the appearance, content and flow of the software Product’s user interface and the documentation will be deemed to be Confidential Information; and (b) any information disclosed in circumstances of confidence, or would be understood by the parties, exercising reasonable business judgment, to be confidential, including information viewed or learned by a party during a visit to the other party’s facilities, will be deemed Confidential Information.

8.2 Exclusions. Notwithstanding the above, neither party will have liability to the other with regard to any Confidential Information of the other which the receiving party can prove: (i) was publicly known at the time it was disclosed or has become publicly known through no fault of the receiving party; (ii) was legally known to the receiving party, without restriction, at the time of disclosure; (iii) is disclosed with the prior written approval of the disclosing party; (iv) became known to the receiving party, without restriction, from a source other than the disclosing party, without breach of this Agreement by the receiving party and otherwise not in violation of the disclosing party's rights; or (v) disclosed pursuant to the order or requirement of a court,

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administrative agency, or other governmental body; provided, however, that the receiving party will provide prompt notice thereof to the disclosing party to enable the disclosing party to seek a protective order or otherwise prevent or restrict such disclosure. The exceptions will not permit the receiving party to disregard the obligations of confidentiality herein merely because individual portion(s) of the Confidential Information may be found within such exceptions, or because the Confidential Information is implicitly but not explicitly disclosed in information falling within such exceptions.

8.3 Use and Disclosure Restrictions Each party will treat as confidential all Confidential Information of the other party, will not use such Confidential Information except as set forth herein, and will use reasonable efforts not to disclose such Confidential Information to any third party. Without limiting the foregoing, each of the parties will use at least the same degree of care that it uses to prevent the disclosure of its own confidential information of like importance to prevent the disclosure of Confidential Information disclosed to it by the other party under this Agreement, but in no event will it use less than reasonable efforts. Each party will promptly notify the other party of any actual or suspected misuse or unauthorized disclosure of the other party's Confidential Information.

9. INTELLECTUAL PROPERTY RIGHTS; NON COMPETE

9.1 Intellectual Property Ownership.

(i) All Intellectual Property Rights in or related to the Products and related documentation, and any related design and manufacturing, as well as any modification, adaptation or derivation thereof, are and will remain the exclusive property of Kornit and its licensors. Representative hereby irrevocably agrees not to assert against Kornit or its direct or indirect customers, assignees or sub-licensees, any claim of Intellectual Property Rights relating to the Products and/or the related documentation. Representative agrees that it will not reverse engineer, decompile or perform any similar type of operation on the Products, in any fashion or for any purpose whatsoever.

(ii) Kornit, in its sole discretion, will determine what steps, if any, are to be taken with respect to any infringement or unauthorized use of any Kornit Product, and any damages recovered will be payable firstly to Kornit, and then to Representative if the Representative was damaged as well and Kornit is fully compensated for its damages. In no event will Kornit be obligated hereunder to commence legal proceedings. Representative will not undertake any legal action or other steps of any kind to prevent or restrain any such infringement or unauthorized use or collect damages resulting there from without Kornit's advance written permission.

9.2 Notice of Infringement. Representative will promptly inform Kornit in reasonable detail of any alleged infringement of its Intellectual Property Rights in the Territory it is aware of and assist Kornit at its request in the enforcement of its rights. If such assistance is required of the Representative at the request of Kornit Digital, then Kornit Digital will reimburse the Representative for the expenses of such assistance.

9.3 Non-Compete; No Solicitation. During the term of this Agreement, Representative will not directly or indirectly: (a) market, distribute, sell or otherwise promote any digital printing product or service that directly or indirectly competes with the Products, or (b) purchase consumables, spare parts and accessories for the Machines other than from Kornit interfere in any manner with the contractual or employment relationship between Kornit and any of its employees, consultants, suppliers or customers.

Representative acknowledges that the restricted periods of time and geographical area specified in subsection 9.3 above are reasonable, in view of the nature of the business in which Kornit is engaged and Representative’s knowledge of Kornit’s technology, business, products, and services. Notwithstanding anything contained hereunder to the contrary, if the time periods or the geographical area specified in subsection 9.3 should be determined to be unreasonable in any judicial proceeding, then the period of time and area of the restriction will be reduced so that this Agreement may be enforced in such area and during such period of time as will be determined to be reasonable by such judicial proceeding.

10. WARRANTY DISCLAIMER

This disclaimer removed by Kornit Digital.

11. LIABILITY LIMITATION

KORNIT AND ITS THIRD PARTY SUPPLIERS WILL NOT BE LIABLE TO REPRESENTATIVE WITH RESPECT TO ANY SUBJECT MATTER OF THIS AGREEMENT UNDER ANY CONTRACT, NEGLIGENCE, STRICT

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LIABILITY OR OTHER LEGAL OR EQUITABLE THEORY, AND WHETHER OR NOT KORNIT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGE, (I) FOR ANY PUNITIVE, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST DATA, OR OR (II) FOR ANY AMOUNTS IN EXCESS, IN THE AGGREGATE, OF THE COMMISSIONS PAID OR OWED BY KORNIT TO REPRESENTATIVE HEREUNDER DURING THE TWELVE (12) MONTH PERIOD THAT PRECEDES THE DATE THE CAUSE OF ACTION AROSE. THESE LIMITATIONS WILL APPLY EVEN IF ANY REMEDY FAILS OF ITS ESSENTIAL PURPOSE.

12. INDEMNIFICATION

Representative will indemnify and hold harmless Kornit and Kornit’s officers, directors, agents, and employees from and against any and all third party claims, actions, demands, losses, liabilities, damages, or expenses (including, without limitation, reasonable attorneys' fees, experts' fees, and other reasonable costs of litigation) brought against Kornit, arising out of or otherwise related to: (i) any breach of this Agreement by Representative; (ii) Representative’s warranties or representations, whether express or implied, which were not authorized by Kornit or any additional liability assumed by Representative with respect to the Products in excess of that assumed by Kornit in this Agreement; or (iii) any misrepresentation, fraud, negligence or willful misconduct of Representative, or its employees, contractors, or agents, with respect to any prospective or existing Customer or other third party or in connection with Representative's performance under this Agreement. Kornit agrees to: (a) promptly notify Representative in writing of any such action or claim; and (b) provide Representative with all assistance, information and authority required for the defense and settlement of the action or claim. Representative will not be responsible for any settlement made without Representative’s prior written consent, not to be unreasonably withheld, and Representative will have no right to bind Kornit or admit liability by Kornit in any claim, or settlement thereof, without Kornit’s prior written consent, not to be unreasonably withheld. Representative will have the option in its sole discretion to assume the defense of any such action or claim. If Representative does not assume the defense within thirty (30) days after Kornit’s notice to Representative of any third party action or claim, then Kornit may undertake the defense of such third party action or claim at Representative’s expense.

13. MISCELLANEOUS PROVISIONS

13.1 Assignment. This Agreement may not be assigned, by operation of law or otherwise, by Representative without the prior written consent of Kornit. Any purported assignment is null and void. Kornit may assign or transfer this Agreement without Representative’s consent. Subject to the foregoing, this Agreement will bind and inure to the benefit of the parties, their respective successors and permitted assigns.

13.2 Waiver and Amendment. No modification, amendment or waiver of any provision of this Agreement will be effective unless in writing and signed by the parties duly authorized representatives. The failure by either party to enforce any provision of this Agreement will not constitute a waiver of future enforcement of that or any other provision.

13.3 Governing Law; Forum. This Agreement will be governed by the laws of the State of Israel, without reference to conflict of laws principles. The sole jurisdiction and venue for actions related to the subject matter of this Agreement will be the be the competent courts of Tel Aviv –Jaffa, Israel. Both parties consent to the jurisdiction of such courts with respect to any such actions.

13.4 Notices. All notices, demands or consents required or permitted under this Agreement will be in writing. Notice will be considered effective on the earlier of actual receipt or: (i) the day following transmission if sent by facsimile followed by written confirmation; (ii) one (1) day (two (2) days for international addresses) after posting when sent via an express commercial courier; or (iii) five (5) days after posting when sent via certified mail. Notice will be sent to the address for each party set forth on the first page of this Agreement, or at such other address as will be given by either party to the other in writing. Notices to Kornit will be addressed to the attention of: Chief Financial Officer. Notices to Hirsch International Corp. will go to Mr. Paul Gallagher, Hirsch International Chief Executive Officer.

13.5 Independent Contractors. The parties to this Agreement are independent contractors and this Agreement will not establish any relationship of partnership, joint venture, employment, franchise, or agency between the parties. Neither party will have the power to bind the other or incur obligations on the other's behalf without the other's prior written consent.

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13.6 No Conflicts. Representative represents and warrants that neither this Agreement (or any provision hereof) nor the performance of or exercise of rights by Representative under this Agreement, is restricted by, contrary to, or in conflict with any other agreement to which Representative may be a party.

13.7 Severability. If for any reason a court of competent jurisdiction finds any provision of this Agreement invalid or unenforceable, that provision of the Agreement will be enforced to the maximum extent permissible and the other provisions of this Agreement will remain in full force and effect.

  Force Majeure. Neither party will be liable to the other party for any failure or delay in performance due to causes beyond its reasonable control, including but not limited to, labor disputes, strikes, lockouts, shortages of or inability to obtain labor, energy, raw materials or supplies, war, riot, act of God or governmental action.

13.8 Entire Agreement; Headings. This Agreement, including all Schedules and referenced documents, contains the complete understanding and agreement of the parties and supersedes all prior or contemporaneous agreements or understandings, oral or written, relating to the subject matter herein. Section headings are for convenience only and will not affect their interpretation.

13.9 Expenses. Except as otherwise expressly set forth herein, each party will bear its own costs and expenses incurred in connection with its activities under this Agreement

***

By signing below, the parties agree to be bound by the terms and conditions of this Agreement. Any executed copy of this Agreement made by reliable means (e.g. photocopy or facsimile) is considered an original.

Representative:		Kornit:
By:	/s/ Paul E. Gallagher	By:	/s/ Ofer Ben-Zur
Name:	Paul E. Gallagher	Name:	Ofer Ben-Zur
Title:	CEO	Title:	CEO

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SCHEDULE A

SALES, SERVICE AND SUPPORT COMMISSIONS

1. Products & Commissions.

Product	Service and Support Commission	Sales Commission	Remarks
Kornit 932NDS	[***]% of Net Proceeds	[***]% of Net Proceeds	Subject to schedule C
Kornit 931 models (931D, 931DS)	[***]% of Net Proceeds	[***]% of Net Proceeds	Subject to schedule C
Kornit 933 models	[***]% of Net Proceeds	[***]% of Net Proceeds	Subject to schedule C
Ink	**[***]%of Net Proceeds	-
Consumables; spare parts (post Warranty Period)	-	[***]% of Net Proceeds
Accessories (non consumables) and upgrade Kits	-	[***]% of Net Proceeds

** The commission for the ink will be according to the following volume discount scale:

0-27L- [***]% commission.

28-51L – [***]% commission.

52L and more- [***]% commission.

Kornit will periodically publish a price list for its distributors detailing the price for its end users (list price) as well as a minimum authorized price at which it can sell the machines. The list price and the minimum authorized price are mentioned in Schedule D of the agreement. The minimum authorized price mentioned in Schedule D is valid until June 30, 2008.

Distributors will be authorized to sell the machines at no less than the listed minimum price. If the distributor sells any machine at a price that is higher than the minimum price and equal to or below the listed price, then the distributor will receive an additional commission of [***]% on the difference.

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2. Commissions Payment.

2.1 Sales Commission.

Kornit shall pay Representative its Sales Commission thirty (30) days from receipt of full purchase price of the Machine against issuance of an applicable invoice.

2.2 Service and Support Commission.

Kornit shall pay Representative its Service and Support Commission in four (4) equal quarterly payments at the expiration of each three months period commencing on the first day of the Warranty Period against issuance of an applicable invoice.

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SCHEDULE B

KORNIT'S STANDARDS

1. Sales & Service Personnel

•	Representative shall train at least two (2) English speakering Service Engineers to provide service and support for the Products.
•	Representative shall train at least one (1) Application Engineer to provide Applications service and support for the Products. The application Engineer should have graphic software skills.
•	Representative shall allocate at least four (4) sales representatives dedicated for the sales efforts and promotion of the Products.

2. Installation on Customer’s Site:

•	Representative personnel will perform installation of new machines in the Territory.
•	Representative shall perform installation of new machines in the territory by providing the customer with at least three (3) days of installation and implementation.
•	Representative shall continue to maintain contact with customer after successful installation to insure that customer is operating and maintaining the machine properly.
•	Representative will perform installation of new software version, systems and upgrade kits in the territory.

3. Service Call Opening – Work Flow

•	Representative will provide Kornit Customers with the same highest level of service standard that it provides to its customer base.
•	Representative will use its best efforts to return a customer call no longer than two (2) hours after notice from the customer of a malfunction.
•	Representative will report problem to Kornit as soon as possible and will file appropriate Kornit Forms
•	If not possible to solve the problem by phone, Technician will use its best efforts to arrive at the customers site as soon as possible
•	If Representatives technician could not solve the problem, representative will call Kornit personnel immediately.

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4.	Spare Parts kit

Kornit representative shall hold Kornit's spare parts kit as defined by Kornit International Customer Service Department.

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SCHEDULE C

Minimum Sales Requirements

The minimum sales requirement for the territories mentioned in Schedule E is:

1.	Total of Ten (10) Machine(s) minimum during the first twelve month period in the Territory from the Effective Date.

2.	Sub-Territories Minimum Sales Requirements:

2.1.	None at this time. This will be reviewed prior to the next years renewal of the agreement.
2.2.

Kornit shall have the right to remove the specific sub-territory from the Territory within one month after the 6 months period expiration if Representative failed to exceed this requirement.

3.	The parties shall negotiate in good faith the Minimum Sale Requirement for the next twelve (12) month term following Renewal Term three (3) months prior to the beginning of such Renewal Term.

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SCHEDULE D

PRICE LIST

Updated: 01/10/2007

Product	List Price (US$)	Minimum Authorized Price for Distributors (US$)
Kornit 932NDS	[***]	[***]	FOB Israel
Kornit 931	[***]	[***]	FOB Israel
Kornit 931D	[***]	[***]	FOB Israel
Kornit 931DS	[***]	[***]	FOB Israel
Kornit 933	[***]	[***]	FOB Israel
Ink CMYK (Solvent based)	[***] per Liter	[***] per Liter	TBD
Ink White	[***] per Liter	[***] per Liter
Ink CMYK (water based)	[***] per Liter	[***] per Liter
Consumables; spare parts (post Warranty Period)	According to the Uptime kit	According to the Uptime kit	TBD
Accessories (non consumables) and upgrade Kits	According to the Uptime kit	According to the Uptime kit	FOB Israel

* Prices do not include VAT.

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SCHEDULE E

TERRITORY

“Territory” shall mean the following territories:

Washington

Oregon

Montana

Idaho

Utah

Colorado

Arizona

New Mexico

Mississippi

Louisiana

Ohio

Indiana

West Virginia

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